Exhibit 5.1 – Opinion of McGuireWoods LLP – Legality

[LETTERHEAD OF MCGUIREWOODS LLP]

May 23, 2006

CarMax Auto Funding LLC

12800 Tuckahoe Creek Parkway, Suite 400

Richmond, Virginia 23238

CarMax Auto Owner Trust 2006-1

Registration Statement on Form S-3

Registration No. 333-132357

Ladies and Gentlemen:

We have acted as special counsel to CarMax Auto Funding LLC, a Delaware limited liability company (the “Company”), in connection with the above-captioned registration statement (such registration statement, together with the exhibits and any amendments thereto, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on March 10, 2006 in connection with the registration by the Company of $615,000,000 in aggregate principal amount of Asset Backed Notes (the “Notes”) to be issued by CarMax Auto Owner Trust 2006-1, a Delaware statutory trust (the “Trust”), pursuant to an Indenture dated as of May 1, 2006 (the “Indenture”) between the Trust, as issuer, and Wells Fargo Bank, National Association, a national banking association, as indenture trustee (in such capacity, the “Indenture Trustee”). The Notes are being offered and sold pursuant to the final prospectus dated May 19, 2006 (the “Base Prospectus”) and the final prospectus supplement dated May 23, 2006 (the “Prospectus Supplement”) to be filed with the Commission pursuant to Rule 424(b) under the Act.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the organizational documents of CarMax Business Services, LLC, a Delaware limited liability company, the organizational documents of the Company, the organizational documents of the Trust, the Indenture, the form of the Notes attached as an exhibit to the Indenture and such other documents, records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion. In addition, we have assumed that the Indenture will be duly executed and delivered by the Trust and the Indenture Trustee, the Notes will be duly executed and authenticated in accordance with the terms of the Indenture and the Notes will be delivered and sold as contemplated by the Prospectus.

This opinion is limited to the federal laws of the United States, the laws of the State of New York and the laws of the Commonwealth of Virginia, and we do not express any opinion concerning any other law.

May 23, 2006

Based upon and subject to the forgoing, we are of the opinion that, when the Notes have been duly executed and authenticated in accordance with the terms of the Indenture and have been delivered and sold as contemplated by the Prospectus, the Notes will be valid and legally binding obligations of the Trust, enforceable against the Trust in accordance with their terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership, conservatorship and similar laws relating to or affecting creditors’ rights generally from time to time in effect and by equitable principles of general applicability (regardless of whether such enforceability is considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to McGuireWoods LLP in the Base Prospectus and the Prospectus Supplement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ MCGUIREWOODS LLP